EXHIBIT 10.18

COMPANY FOUNDER EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of the  day of                                  , 2014. By and between SHAH MATHIAS, (the “COMPANY FOUNDER”) and AMERI METRO, INC., a Delaware Corporation (the “Company”).

WHEREAS, the Company desires to employ Company Founder on the terms and conditions set forth herein; and

WHEREAS, Company Founder desires to be employed by the Company on such terms and conditions.

NOW THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties, with the intention to be bound legally, agree as follows:

1.

Term:  The Company’s Founder employment hereunder shall be effective as of the date of this Agreement, hereinafter referred to as “the effective date,” and it shall continue until the twentieth (20th) anniversary thereof, a “Renewal Date”), and shall be deemed to be automatically extended , upon the terms and conditions, for three (3) successive periods of five (5) years each.  The period during which Company Founders employed by the Company hereunder is hereinafter referred to as the “Employment Term”).  The Employment Term shall not be subject to change except by mutual agreement of the Company and the Executive, and no event such as merger or acquisition of the company shall cause a change in the Employment Term without the consent of the Executive

2.

Position and Duties.

2.1

Position.  During the Employment Term, Company Founder shall serve as the President (non-board member) of the Company, reporting to the Board of Directors.  In such position, the President shall have such duties, authority and responsibility as shall be determined from time to time by the Board of Directors in consultation with the CF, which duties, authority and responsibility are consistent with the President’s position as the senior executive of the Company.  Company Founder shall also serve as the Chairman of the Board of Directors of the Company (the “Board”), and as an officer or director of any affiliate of the Company for additional compensation to be negotiated separately from this Agreement. Upon such clearance from FINRA, this shall convert to an Executive Employment Agreement. Until said time all terms and conditions of this Agreement shall remain in effect

2.2

Duties.  During the Employment Term, Company Founder shall devote substantially all of his business time and attention to the performance of his duties duties hereunder and will not engage in any other business, profession or occupation for compensation or other wise which would conflict or interfere with the performance of such services either directly or indirectly without the prior consent of the Board which will not be unreasonably withheld.  Notwithstanding the foregoing, Company Founder will be permitted, without consent of the Board, act or serve as a director, trustee, committee member or principal of any type of business, civic or charitable organization as long as such activities are disclosed in writing to the Board in accordance with the Company’s conflict of interest policy.  Company Founder shall not be restricted in the purchase and ownership of any other entity, and shall not be barred from holding any leadership position of such entity unless such activity would be in violation of the Company’s conflict of interest policy.  Company Founder shall also be permitted, in his sole discretion and for whatever compensation he may accept, which shall accrue to Company Founder and not to the Company, to be a member of the faculty of any institution of higher education, appear as a speaker, seminar participant, and author or in any similar pedagogical capacity.

3.

Place of Performance.  The principal place of President’s employment shall be the Company’s principal executive office currently located in York, Pennsylvania, provided that Company

Founder may be required to travel on Company business or for personal reasons during the Employment Term.  The Company shall provide such technological support as may be required to enabler Company Founder to perform his duties from anywhere in the world,

4.

Compensation.

4.1

Base Salary.  The Company shall pay Company Founder an annual rate of base salary of One Million Two Hundred Thousand Dollars ($1,200,000.00) until January 31, 2015; and after that date and for the rest of the Employment Term shall be increased to equal the Market Rate of Compensation for Executives of similar companies, provided that it shall never decrease below the initial rate of One Million Two Hundred Thousand Dollars ($1,200,000.00).  The Board may set the President’s base salary at a higher level than provided forth herein, on the basis of a salary review that it may conduct on at least an annual basis.  The Company’s Founder annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

4.2

Additional Compensation.  Company Founder shall receive lifetime benefits of ten percent (10%) of any revenue producing contract entered into by the Company while Company Founders in office, and five percent (5%) of any such revenue producing contract afterward, for the benefit of Company Founder or his estate, for a period of twenty (20) years.

4.3

Annual Bonus.  For each calendar year of the Employment Term, Company Founder shall be eligible to earn an annual bonus award (the “Annual Bonus”) of up to one hundred percent (100%) of Base Salary, and in no event less than the percentage of Base Salary paid as an Annual Bonus to Company Foundering any prior year of the Employment Term.  The Annual Bonus will be paid within two and a half (2 ½) months after the end of the applicable calendar year.  To be eligible to receive an Annual Bonus,

Company Founder must have been employed for at least one day of the applicable calendar year for which the Annual Bonus is paid.

4.4

Equity Awards.  During the Employment Term, Company Founder shall be entitled to receive shares of the Company’s common stock as follows:  When the Company issues shares for the Initial Public Offering, Company Founders to be issued ten percent (10%) of said shares; and if shares are issued at such time to any other party Company Founders to be issued an equal amount of shares.

4.5

Annual Long Term Incentive.  With respect to each calendar of the company ending during the Employment Term, Company Founder shall be eligible to receive additional long term incentive award of not less than sixty (60%) percent of his Base Salary or at least $ 500,000.00, whichever is greater   .

4.6

Fringe Benefits and Perquisites.  During the Employment Term, Company Founder shall be entitled to fringe benefits and perquisites consistent with the practices of the Company, and to the extent the Company provides similar benefits or perquisites or both to similarly situated executives of the Company, including without limitation, the following:  Unlimited use for business and personal travel of an automobile of the Company’s Founder choice equal to a Mercedes Benz S-Class sedan;  Fully paid Club Memberships in any club of the Company’s Founder choice with a full allowance for business entertaining; Travel for Company Founder and his family on the Company’s corporate aircraft; and Reimbursement for reasonable financial, tax and legal counseling services.

4.7

Vacation; Paid Time Off.  During the Employment Term, Company Founder shall be entitled to forty-five (45) paid vacation days per calendar year in accordance with the Company’s vacation policies as in effect from time to time.  The number of said vacation days shall be afforded to Company Founder on a basis that is at least as favorable as that provided to other executives of the Company.  Company Founder shall receive additional paid time off in accordance with the Company’s policies for executive officers as such policies may exist from time to time.

4.8

Business Expenses.  Company Founder shall be entitled to an expense account and/or reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by Company Founder’s in connection with the performance of the Company Founder’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.9

Legal Fees Incurred in Negotiating this Agreement.  The Company shall pay or Company Founder shall be reimbursed for the Company’s Founder reasonable legal fees incurred in negotiating and drafting this Agreement up to a maximum of Five Thousand Dollars ($5,000.00) provided that any such payment shall be made on or before March 15 of the calendar year immediately following the date hereof.

4.10

Indemnification.  In the event that Company Founders made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) other than any Proceeding initiate by Company Founder or the Company relating to any contest or dispute between Company Founder and the Company or any of its affiliates with respect to this Agreement or the Company’s Founder employment hereunder, by reason of the fact that Company Founders or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another entity or enterprise, Company Founder shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law and the Company’s by-laws, from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceedings including attorneys’ fees for counsel of the Company’s Founder selection.  Costs and expenses incurred by Company Founders aforesaid shall be paid by the Company in advance of the final disposition of such litigation or Proceeding upon receipt by the Company of a written request for payment accompanied by suitable and appropriate documentation in support of such payment.  Additionally, during the employment term and for a period of ten (10) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to Company Founder on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company.

4.11

Termination of Employment.  The Employment Term and the Company’s Founder employment hereunder may be terminated by Company Founder at any time and for any reason; but they may terminated by the Company only upon a finding of willful and illegal practices by Company Founder that have resulted in a conviction under federal or state law of an offense graded not less than a felony of the first degree.  (we need to work on this)  Additionally, the employment may be terminated by the Company’s Founder death or permanent disability.

4.12

Right of Company Founder to Stock Options at the time of the appointment by the Company of a Successor to him. He shall be entitled to stock options of 1.2% of all outstanding shares or authorized stock capitulation, whichever is the greater, and in NO event shall the Company take any subsequent actions to dilute the Company Founder/Executive Shah Mathias position in the Company or that of his estate after his demise.

4.13

Perpetual Proprietary Rights of Shah Mathias, Company Founder.

Work Product. The Company acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Company individually or jointly with others during the period of Shah Mathias’ employment in any capacity by the Company and relating in any way to the business or the contemplated business, research or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, right and claims related to the foregoing, and any other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks ( any related goodwill), mask works, patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, Intellectual Property Rights”) shall be and remain the sole and exclusive property of the Founding Father Shah Mathias, and after his demise, of his estate.

5.

 Re-affirmation of Compensation: The Company acknowledges and re-affirms that Company founder / CEO’s complete salary, compensation and commission entitlement as set forth in this agreement are reaffirmed, ratified and reinstated as set forth in company fillings on form S1 under the United States Securities Exchange Act of 1933, 1934, 1939 and all amendments thereto, with USA Securities and Exchange Commission (SEC) filings dated from December 2010 to April 21 24014; and the Company having received from the SEC the notice of effectiveness date on November 27 2013 12:00PM.

IN WITNESS WHEREOF, this Company Founder Employment Agreement has been executed by the Company Founder through his personal signature, and the Company by the personal signatures of its Board of Directors, on the __________day of October, 2014.

Company Founder:

______________________________

Shah Mathias